Exhibit 10.6

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

EMPLOYEE SEVERANCE COMPENSATION PLAN

A.	Purpose.

The primary purpose of the Iroquois Federal Savings and Loan Association Employee Severance Compensation Plan (the “Plan”) is to ensure the successful continuation of the business of Iroquois Federal Savings and Loan Association (the “Bank”) and the fair and equitable treatment of the Bank’s employees following a Change in Control (as defined below).

B.	Covered Employees.

Subject to paragraph C below, any full-time employee of the Bank with at least one year of service as of his or her termination date shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date, (i) the employee’s employment with the Bank is involuntarily terminated or (ii) the employee terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below).

C.	Limitations on Eligibility for Change in Control Severance Benefits or Management Restructuring Benefits.

(1)	No employee shall be eligible for a Change in Control Severance Benefit if (a) his or her employment is terminated for “Cause,” (b) he or she is offered a Comparable Position and declines to accept such position, or (c) the employee is, at the time of termination of employment, a party to an individual employment agreement or change in control agreement with the Bank and/or [Iroquois Bancorp, Inc.] (the “Company”).

(2)	For purposes of this Plan, a termination of employment for “Cause” shall include termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

(3)

For purposes of this Plan, a “Comparable Position” shall mean a position that would (a) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control; (b) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control; (c) be in a location that would not require the employee to increase his or her daily one way commuting distance by more than thirty-five (35) miles as compared to the employee’s commuting distance immediately prior to the Change in Control; and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

D.	Definitions of Change in Control.

For purposes of this Plan, “Change in Control” means the occurrence of any one of the following events:

(1)	There occurs a “Change in Control” of the Company, as defined or determined by either the Company’s primary federal regulator or under regulations promulgated by such regulator;

(2)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(4)	The Company transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company; The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company;

(5)	The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company; or

(6)	The Company sells or transfers more than a fifty percent (50%) equity interest in the Company to another person or entity which is not an affiliate of the Company, excluding a sale or transfer to a person or persons who are employed by the Company.

Notwithstanding anything in this Plan to the contrary, in no event shall the merger of any subsidiary or affiliate of the Company into another subsidiary or affiliate of the Company constitute a “Change in Control” for purposes of this Plan.

E.	Determination of the Change in Control Severance Benefit.

(1)	The Change in Control Severance Benefit payable to an eligible employee under this Plan shall be determined under the following schedule:

(a)	An eligible employee who does not receive a benefit pursuant to paragraph (b) of this Section shall receive a Change in Control Severance Benefit equal to the product of (i) the employee’s years of credited service from his or her hire date (including partial years) through the termination date and (ii) an amount equal to one month of the employee’s Base Compensation (as defined below). A “year of credited service” shall mean each 12-month period of service following an employee’s hire date determined without regard the number of hours worked during such period(s), provided, however, that upon the written resolution of the Compensation Committee (which may take into consideration recommendations by the Chief Executive Officer of the Company or the Bank), an eligible employee may be credited with additional years of credited service hereunder in order to increase the Severance Benefit payable to such person. The minimum payment to an eligible employee under this paragraph shall be an amount equal to one month of Base Compensation and the maximum payment to an eligible employee shall be an amount equal to twenty-six (26) months of Base Compensation.

(b)	An eligible employee, who has the title of Vice President or above, shall receive a Change in Control Severance Benefit equal to the greater of the benefit in paragraph E(1)(a) or fifty-two (52) weeks of Base Compensation.

(c)	The Change in Control Severance Benefit shall be paid in a lump sum not later than five (5) business days after the date of the employee’s termination of employment.

(2)	For purpose of determinations under this paragraph E, “Base Compensation” shall mean:

(a)	For salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(b)

For employees whose compensation is determined in whole or in part on the basis of commission income, the employee’s base salary at termination (or, if greater, the employee’s base salary on the date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(c)	For hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

(3)	Continued Health Coverage. In addition to the Change in Control Severance Benefit described above, employees who are at the Vice President level and above on the date of termination of employment shall also be eligible to continue to participate in the Bank’s health insurance coverage for a period of up to one year after the date of his or her termination of employment on the same cost-sharing terms and conditions with respect to the employer-paid and employee-paid portion of such coverage as was in effect on the date of the employee’s termination. If the employee obtains health insurance coverage from a new employer, coverage under this paragraph shall cease as of the date that coverage under the new employer’s health plan begins. Any health insurance continuation coverage provided under this paragraph shall not be counted towards federal or state mandated “COBRA” health care continuation coverage, such that upon the expiration of coverage under this paragraph, the employee shall experience a COBRA qualifying event. Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the employee a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that employee is no longer permitted to receive in-kind. Such lump sum payment shall be required to be made no later than two and one-half months following employee’s termination of employment, or if later, within two and one-half months following a determination that such payment would be illegal or subject to penalties.

F.	Withholding.

All payments will be subject to customary withholding for federal, state and local tax purposes.

G.	Parachute Payment.

Notwithstanding anything in this Plan to the contrary, if a Change in Control Severance Benefit to an employee who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” taking into account payments under this Plan and otherwise, the benefit payable under this Plan shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

H.	Administration.

The Plan is administered by the Board of Directors, which shall have the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Board of Directors, any action taken by the Board of Directors with respect to the Plan and within the powers granted to the Board of Directors under the Plan, and any interpretation by the Board of Directors of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Board of Directors may delegate and reallocate any authority and responsibility with respect to the Plan.

I.	Source of Payments.

Unless otherwise determined by the Board of Directors, all payments and benefits provided under this Agreement shall be paid solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

J.	Inalienability.

In no event may any Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.

K.	Governing Law.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Illinois, except to the extent that federal law applies.

L.	Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

M.	No Employment Rights.

Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by the Bank, nor constitute a contract of employment, express or implied. The Bank reserves the right to dismiss or otherwise deal with any employee to the same extent and on the same basis as though this Plan had not been adopted. Nothing in this Plan is intended to alter the at-will status of the Bank’s employees, it being understood that, except to the extent otherwise expressly set forth to the contrary in an individual employment-related agreement, the employment of any employee may be terminated at any time by either the Bank or the employee with or without cause.

N.	Amendment and Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of the Plan automatically shall effect a termination of all employees’ rights and benefits hereunder.

O.	Required Provisions.

(1)	In the event any of the provisions of this Section O are in conflict with the terms of this Plan, this Section O shall prevail.

(2)	The Bank’s Board of Directors may terminate an employee’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice an employee’s right to compensation or other benefits under this Plan. An employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(3)	If an employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the employee all or part of the compensation withheld while its obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(4)	If an employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Plan to such employee shall terminate as of the effective date of the order.

(5)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this Plan shall terminate as of the date of default.

(6)	All obligations of the Bank under this Plan shall be terminated, except to the extent it is determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank, or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(7)	Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

P.	Claims Procedures and Arbitration.

(1)	In the event that benefits under this Plan are not paid to the employee and such employee (or former employee) feels entitled to receive such benefits, then a written claim must be made to the Board of Directors within sixty (60) days from the date payments are refused. The Board of Directors shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Board of Directors shall further indicate the additional steps which must be undertaken by the employee or former employee if an additional review of the claim denial is desired.

(2)

If the employee or former employee desires a second review, he or she shall notify the Board of Directors in writing within thirty (30) days of the first claim denial. The employee or former employee may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Board of Directors shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

(3)	If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This plan has been approved and adopted by the Board of Directors of the Bank and is effective as of                                 , 2011.

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

Attest:	By:
Its President and Chief Executive Officer